Exhibit 1.1

                               HALLIBURTON COMPANY

                                Medium-Term Notes

                     Due 9 Months or More from Date of Issue

                                 TERMS AGREEMENT

                                                         November 19, 1998
Halliburton Company
3600 Lincoln Plaza
500 N. Akard Street
Dallas, Texas 75201-3391

Attention: Vice President and Secretary

     Subject in all respects to the terms and conditions of the Distribution Agreement dated January 13, 1997 among Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Lehman Brothers Inc., Morgan Stanley & Co. Incorporated, NationsBanc Capital Markets, Inc. and you (the "Agreement"), the undersigned (collectively, the "Purchasers") agree to purchase the Notes described below of Halliburton Company (the "Company").

                                   THE NOTES

Aggregate Principal Amount:                        $150,000,000

Purchase Price:                                    99.326% of Principal Amount

Priority:                                          Senior

Issue Price:                                       99.976% of Principal Amount

Currency or Currency Unit:                         United States Dollars

Interest Rate or                                   5-5/8% per annuam, accruing
Method of Determining:                             from November 24, 1998



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


Date of Maturity:                                  December 1, 2008

Interest Payment Dates:                            December 1 and June 1 of each
                                                   year, except  as  provided in
                                                   the Pricing Supplement

Closing Date:                                      November 24, 1998

Method of Payment:                                 Immediately available funds

Trustee:                                           Texas Commerce Bank, National
                                                   Association

Registrar, Paying Agent                            The Chase Manhattan Bank
and Authenticating Agent:                          (National Association)

Modification, if any,                              Each   of    the    documents
in the requirements to                             specified  in  Sections 7(b),
deliver the documents                              (c) and  (d)of  the Agreement
specified in Sections                              shall  be  dated  as  of, and
7 (b) , (c) and (d) of                             delivered to the  undersigned
the Agreement:                                     on, the Closing Date

Other terms:                                       The  Notes  shall  have  such
                                                   additional   terms   as   are
                                                   specified  in   the  form  of
                                                   Pricing  Supplement, attached
                                                   hereto as Annex A

Allocation among                                   Each    of   the   purchasers
Purchasers:                                        severally  agrees to purchase
                                                   the    respective   principal
                                                   amount  of  Notes  set  forth
                                                   next to its name in Annex B

Default of Purchasers:                             The  provisions  set forth in
                                                   Annex-C       hereto      are
                                                   incorporated    herein     by
                                                   reference



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

                                               MERRILL LYNCH,
                                               PIERCE, FENNE &
                                               SMITH INCORPORATED
                                               LEHMAN BROTHERS INC.
                                               MORGAN STANLEY &
                                               CO. INCORPORATED


                                               By:   Merrill Lynch, Pierce,
                                                     Fenner & Smith Incorporated


                                               By:
                                                     --------------------------
                                                     Title:
Accepted:

HALLIBURTON COMPANY


By:    /s/ Lester L. Coleman
       ---------------------




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

                                                             ANNEX A
PRICING SUPPLEMENT
(To prospectus dated December 19, 1996 and prospectus supplement dated August 1, 1997)

                                  $150,000,000

                       5 5/8 % Notes Due December 1, 2008


     The notes bear interest at a rate of 5 5/8% per year. Interest on the notes is payable on June 1 and December 1 of each year, commencing June 1, 1999. The notes will mature on December 1, 2008.

     The notes will be redeemable prior to maturity, in whole or in part, as described in this pricing supplement. The notes do not have the benefit of any sinking fund.

     The notes will be issued in book entry form through the facilities of The Depository Trust Company in minimum denominations of $1,000 and integral multiples thereof. We do not intend to list the notes on any securities exchange.

     Investing  in the notes  involves  risks which are  described  in the "Risk
Factors"  section  beginining  on  page  S-2  of  the  accompanying   Prospectus
Supplement.



                           Price to      Underwriting      Proceeds to
                         ------------    ------------      -----------
                            Public         Discount     Halliburton Company
                            ------         --------     -------------------
     Per Note (1)....      99.976%           .65%             99.326%
     Total...........    $149,964,000      $975,000        $148,989,000

     (1) Purchasers will also be required to pay accrued interest from November 24, 1998, if settlement occurs after that date.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement and the accompanying prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

     We expect that the notes will be ready for delivery in New York, New York, on or about November 24, 1998.



Merrill Lynch & Co.
                                 Lehman Brothers
                                 ---------------
Morgan Stanley Dean Witter




            The date of this pricing supplement is November 19, 1998.


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

                                TABLE OF CONTENTS
                               Pricing Supplement

                                                                 Page
                                                                 ----
Recent Developments..........................................    PS-3
Use of Proceeds..............................................    PS-3
Ratio of Earnings to Fixed Charges...........................    PS-4
Certain Terms of the Notes...................................    PS-4
Supplemental Plan of Distribution............................    PS-5

                    Prospectus Supplement

Risk Factors.................................................     S-2
Description of Notes.........................................     S-4
Certain United States Federal Income Tax Considerations......    S-19
Plan of Distribution.........................................    S-26

                          Prospectus

Available Information........................................       2
Incorporation of Certain Documents By Reference..............       3
The Company..................................................       4
Use of Proceeds..............................................       5
Ratio of Earnings to Fixed Charges...........................       5
Description of Debt Securities...............................       5
Description of Capital Stock.................................      15
Distribution.................................................      18
Legal Matters................................................      18
Experts......................................................      18

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this pricing supplement or the accompanying prospectus supplement and prospectus. You must not rely on any unauthorized information or representations. This pricing supplement and the accompanying prospectus supplement and prospectus is an offer to sell or to buy only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement is current only as of the date hereof.






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

                               RECENT DEVELOPMENTS

Acquisition of Dresser Industries, Inc.

     On September 29, 1998, the Company completed the acquisition of Dresser Industries, Inc. ("Dresser") pursuant to the Agreement and Plan of Merger dated as of February 25, 1998 by and among the Company, Halliburton N.C., Inc., a wholly owned direct subsidiary of Halliburton ("Merger Sub"), and Dresser (the "Merger Agreement"). Pursuant to the Merger Agreement, Merger Sub was merged (the "Merger") with and into Dresser, with Dresser surviving as a subsidiary of the Company. In the aggregate, the Company issued approximately 176 million shares of Common Stock in the Merger. In addition, as part of the Merger, Halliburton is reserving approximately 7.3 million shares of Common Stock in exchange for certain rights relating to Dresser's employee and directors plans.

     The Company sold its 36% ownership interest in M-I L.L.C. ("M-I") to Smith International, Inc. ("Smith") on August 31, 1998. This transaction completed the Company's commitment to the United States Department of Justice ("DOJ") to sell its M-I interest in connection with the Merger. The purchase price of $265 million was paid by Smith in the form of a non-interest bearing promissory note due 240 days from the date of the closing. All of M-I's debt remains an obligation of M-I. In connection with the Merger, the Company entered into a consent decree with the DOJ requiring divestiture of the Company's current worldwide logging-while-drilling ("LWD") business. In 1997 the affected business had revenues of less than $50 million, or approximately 0.4% of the combined revenues of the Company and Dresser. The Company's existing directional drilling service line and Dresser's Sperry-Sun division are not impacted by the decree. While the Company agreed in the consent decree to divest one-half of its sonic LWD tools, it will continue to provide customers with sonic LWD services using its existing sonic technologies. The consent decree requires the Company to divest such LWD business by March 28, 1999.

     Dresser, which was previously publicly traded, is a leading global supplier to the total hydrocarbon energy stream. Dresser's product and service offerings encompass sophisticated drilling and well construction systems as well as technologies, engineered equipment and project management for the transportation and conversion of oil and natural gas. The Company currently intends to continue Dresser's business activities.

Results of Operations

     Before recognition of special charges, the Company earned $195 million ($0.44 per share of Common Stock on a fully diluted basis) in the quarter ended September 30, 1998 as compared to $218 million ($0.50 per share of Common Stock on a fully diluted basis) in the quarter ended September 30, 1997. FInancial results for both years have been restated to reflect the combined results of operation of the Company and Dresser on a pooling of interests basis. Revenues for the third quarter of 1998 were $4,224 million, approximately one percent greater than the $4,177 million in revenues of the combined companies in the third quarter of 1997.

     The results of operations of the Company for the third quarter of 1998 include a special charge of $945 million ($722 million after tax or $1.64 per share of Common Stock on a fully diluted basis) to provide for consolidation, restructuring and merger related expenses. Components of the special charge include $509 million of asset related writeoffs, writedowns and charges; $205 million related to personnel reduction costs; $121 million of facility consolidation charges; $64 million of merger transaction costs; and $46 million of other merger related costs.

     After the special charge, the Company reported a net loss for the third quarter of 1998 of $527 million or $1.20 per share of Common Stock on a fully diluted basis.


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

                                 USE OF PROCEEDS

     The net proceeds from the sale of the notes offered hereby will be added to the Company's general funds and used for general corporate purposes, which may include repayment of debt, acquisitions by the Company and loans and advances to, and investments in, subsidiaries of the Company to provide funds for working capital, repayment of debt and capital expenditures. Until the net proceeds are utilized, it is expected that such net proceeds will be placed in interest bearing time deposits or invested in short-term marketable securities.


                     RATIO OF EARNINGS TO FIXED CHARGES (a)

                                                           Nine Months
                                                              Ended
                     Years Ended December 31,             September 30,
         ----------------------------------------------   -------------
          1993      1994      1995      1996      1997        1998
         ------    ------    ------    ------    ------      ------
          1.1       6.3       5.6       6.3       8.0         1.2

(a) Includes the effect of the acquisition of Dresser on September 29, 1998, which was accounted for as a pooling of interests. Historical restated financial statements have been issued and filed with the Securities and Exchange Commission in a Current Report on Form 8-K/A dated September 29, 1998.

     For purposes of computing the ratio of earnings to fixed charges: (i) fixed charges consist of interest on debt (whether expensed or capitalized), amortization of debt discount and expense and a portion of rental expense determined to be representative of interest and (ii) earnings consist of income
(loss) from continuing operations before provision for income taxes, minority interest, cumulative effects of accounting changes and extraordinary items plus fixed charges as described above, adjusted to exclude capitalized interest and by the excess or deficiency of dividends over income of 50 percent or less owned entities accounted for by the equity method.

                           CERTAIN TERMS OF THE NOTES

     The following description of the particular terms of the notes offered hereby supplements, and to the extent inconsistent therewith, replaces, the description of the general terms and provisions of the Medium-Term Notes as set forth and described in the accompanying prospectus and prospectus supplement, to which description reference is hereby made.

General

     The notes are Fixed Rate Notes (as defined in the accompanying prospectus supplement) and are part of a series of Medium-Term Notes Due Nine Months or More From Date of Issue, Series A, of the Company described in the accompanying prospectus and prospectus supplement. The notes will bear interest at the rate per annum shown on the cover page of this pricing supplement from November 24, 1998, or from the most recent date to which interest has been paid. Interest will be payable semiannually on June 1 and December 1 of each year (each, an "Interest Payment Date"), commencing on June 1, 1999, to the persons in whose names the notes are registered at the close of business on the fifteenth calendar day (whether or not a Business Day, as defined in the accompanying prospectus supplement) immediately preceding such Interest Payment Date. Interest payable at maturity will be payable to the person to whom principal shall be payable. The notes will mature on December 1, 2008, and will be subject to redemption at the option of the Company prior to maturity.

     The notes will be issued in book-entry form through the facilities of The Depository Trust Company in minimum denominations of $1,000 and integral multiples thereof.


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

Redemption

     The notes will be redeemable as a whole or in part, at the option of the Company at any time, at a redemption price equal to the greater of (i) 100% of the principal amount of such notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, plus in each case accrued interest thereon to the date of redemption.

     "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

     "Comparable Treasury Price" means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations. "Reference
Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

     "Reference  Treasury  Dealer"  means each of Goldman,  Sachs & Co.,  Lehman
Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc. and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

     Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

     All questions regarding the validity, form, eligibility (including time of receipt) and acceptance of any Note for repayment will be determined by the Company, whose determination will be final and binding.

     For further information regarding the terms of the notes, see "Description of Notes" in the accompanying Prospectus Supplement.

                        SUPPLEMENTAL PLAN OF DISTRIBUTION

     Subject to the terms and conditions set forth in the Terms Agreement dated November 19, 1998, which incorporates provisions from the Distribution Agreement dated January 13, 1997, the Company has agreed to sell to each of the Underwriters named below (the "Underwriters"), and each of the Underwriters has severally agreed to purchase, the respective principal amount of the notes set forth opposite its name below:


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

                                                           Principal Amount
                  Underwriter                                  of Notes
                  -----------                              ----------------

     Merrill Lynch, Pierce, Fenner & Smith
                   Incorporated..........................   $  90,000,000
     Lehman Brothers Inc.................................      30,000,000
     Morgan Stanley & Co. Incorporated...................      30,000,000
                                                            --------------
        Total                                               $ 150,000,000
                                                            ==============

     The Underwriters have advised the Company that they propose initially to offer the notes to the public at the public offering price set forth on the cover page of this pricing supplement, and to certain dealers at such price less a concession not in excess of .4 % of the principal amount per note. The Underwriters may allow, and such dealers may reallow, a discount not in excess of .25 % of the principal amount per note to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The notes are a new issue of securities with no established trading market. The Company has been advised by the Underwriters that they intend to make a market in the notes but are not obligated to do so and may discontinue any market making at any time without notice. The notes will not be listed on any stock exchange, and there can be no assurance that there will be a secondary market for the notes or that there will be liquidity in such market if one develops.

   The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Distribution" in the accompanying prospectus and "Plan of Distribution" in the accompanying prospectus supplement.








                               Page 13 of 27 Pages
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

                                                                 ANNEX B


Purchaser                                            Principal Amount
---------                                            ----------------
Merrill Lynch, Pierce, Fenner &
         Smith Incorporated..........................  $ 90,000,000
Lehman Brothers Inc..................................  $ 30,000,000
Morgan Stanley & Co.
         Incorporated................................  $ 30,000,000
                                                       ------------

Total                                                  $150,000,000




                               Page 14 of 27 Pages
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

                                                                 ANNEX C

     If any Purchaser or Purchasers default in their obligations to purchase Notes agreed to be purchased by such Purchaser or Purchasers hereunder and the aggregate principal amount of Notes which such defaulting Purchaser or Purchasers agreed but failed to purchase does not exceed 10% of the total principal amount of Notes, the Purchasers may make arrangements satisfactory to the Company for the purchase of such Notes by other persons, including any of the Purchasers, but if no such arrangements are made by the Closing Date, the nondefaulting Purchasers shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Notes which such defaulting Purchasers agreed but failed to purchase. If any Purchaser or Purchasers so default and the aggregate principal amount of Notes with respect to which such default or defaults occur exceeds 10% of the total principal amount of Notes and arrangements satisfactory to the Purchasers and the Company for the purchase of such Notes by other persons are not made within 36 hours after such default, this Terms Agreement will terminate without liability on the part of any nondefaulting Purchaser or the Company. As used herein, the term "Purchaser" includes any person substituted for a Purchaser under the terms of this paragraph. Nothing herein will relieve a defaulting Purchaser from liability for its default.







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